Exhibit 99.2 AMENDED AND RESTATED JOINT FILING AND SOLICITATION AGREEMENT In accordance with Rule 13d-l(k)(l)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, no par value, of Gee Group Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. Dated: January 16, 2026 Star Equity Holdings, Inc. By: /s/ Jeffrey E. Eberwein Name: Title: Jeffrey E. Eberwein Chief Executive Officer Star Equity Fund, LP By: Star Equity Fund GP, LLC General Partner By: /s/ Jeffrey E. Eberwein Name: Jeffrey E. Eberwein Title: Manager Star Equity Fund GP, LLC By: /s/ Jeffrey E. Eberwein Name: Title: Jeffrey E. Eberwein Manager Star Operating Companies, Inc. By: /s/ Richard K. Coleman, Jr. Name: Title: Richard K. Coleman, Jr. Chief Executive Officer Star Investment Management, LLC By: /s/ Jeffrey E. Eberwein Name: Title: Jeffrey E. Eberwein Manager

Star Value Investments, LLC By: Star Operating Companies, Inc. By: /s/ Richard K. Coleman, Jr. Name: Title: Richard K. Coleman, Jr. Chief Executive Officer /s/ Jeffrey E. Eberwein Jeffrey E. Eberwein